                                         STATEMENT RE: COMPUTATION OF
                                               PER SHARE EARNINGS

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

                                                                  YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                        1996                  1995                1994
                                                     --------------------------------------------------------------
  Average shares outstanding,...................                                                  30,161,000
     Average common and common
  Equivalent shares outstanding.................                                                  30,161,000
  Net income....................................      $(2,506,000)        $(4,867,000)          $(20,645,000)
  Preferred stock dividend......................      $(1,725,000)        $(1,725,000)          $ (1,681,000)
  Computation of Earnings Per Share = Net ......
  Income/Average common equivalent shares ......      $(4,231,000)        $(6,592,000)          $(22,326,000)
                                                                                                  30,161,000
  Earnings Per Share............................      $         0         $         0           $      (0.74)
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